Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-_____) pertaining to the Triumph Group, Inc. Amended and Restated Directors’ Stock Option Plan, of our reports dated June 6, 2006, with respect to the consolidated financial statements and schedule of Triumph Group, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2006, Triumph Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Triumph Group, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
June 6, 2006